AMENDMENT TO THE
MUTUAL FUND CUSTODY AND SERVICES AGREEMENT

This Amendment is entered into as of the 15th day of November, 2013 to amend the American Independence Funds Mutual Fund Custody and Services Agreement dated March 2, 2006 (the "Agreement") by and between American Independence Funds (the "Fund") and The Bank of New York Mellon (successor by operation of law to Mellon Bank, N.A.) (the "Custodian").

WHEREAS, the Board of Trustees of the American Independence Funds, acting on behalf of the Fund, and the Custodian have entered previously into the Agreement;

WHEREAS, pursuant to Article IV, Section 9d of the Agreement, the Fund, the Board of Trustees of the American Independence Funds and the Custodian wish to amend certain provisions of said Agreement;

NOW, THEREFORE, the parties hereto agree to amend the Agreement as follows:

1. To change the name of the American Independence Strategic Income Fund (formerly American Independence Short Term Bond Fund) to the American Independence Boyd-Watterson Short-Term Enhanced Bond Fund effective November 15, 2013.

2. To remove the American Independence Capital Defender Fund effective November 20, 2013.

3. To remove the American Independence Fusion Fund effective February 26, 2014.

4. To delete Appendix F of the Agreement and substitute it with Appendix F attached hereto.

Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

Capitalized terms not specifically defined herein shall have the same meaning ascribed to them under the Agreement.

The Fund and the Custodian each hereby represents and warrants to the other that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment on its behalf has the requisite authority to bind the Fund or the Custodian to this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first set forth above.

AMERICAN INDEPENDENCE FUNDS

By: ________________________
Name: Eric M. Rubin
Title: President
Date: February 3, 2014

THE BANK OF NEW YORK MELLON

By: ________________________
Name: [illegible]
Title: Managing Director
Date: 2/10/14